May 24, 2018





Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


To Whom It May Concern:

We have read the statements made by the Fiera Capital
Series Trust in Appendix A (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Sub-Item 77K of Form
N-SAR of Fiera Capital Series Trust to be dated on or about May 30, 2018. We agree with the statements concerning our Firm contained therein.

Very truly yours,

EISNERAMPER LLP

/s/ EisnerAmper LLP